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Exhibit 10.8

PERSONAL AND CONFIDENTIAL

October 3, 2002

Mr. Andrew J. Bosko
7 Spruce Court
Lemont, IL 60439

Dear Andy:

        I am pleased to present this offer of employment to join APAC Customer Services, Inc. ("APAC") as Group Vice President, Sales reporting initially to Theodore G. Schwartz. In making this offer, APAC expects that you will comply with any lawful obligations that you may have with your current and/or former employer(s).

        The following terms will apply:

  1.
  Your start date will be a date in October 2002, yet to be determined.

  2.
  Your starting base salary will be $225,000 on an annualized basis payable bi-weekly. (This "base salary" is stated for convenience only and is not intended as an annual contract of employment.) Your base salary will be reviewed each year at the time when increases for executives of APAC are considered. At the present time that occurs on or about April 1 of each year.

  3.
  A sign-on bonus of $12,500 will be paid to you on the first regularly scheduled payroll date following your start date. Should you voluntarily resign your employment with APAC within one year of your start date, you shall repay to APAC the full amount of this sign-on bonus.

  4.
  You will be a participant in APAC's annual Management Incentive Compensation Plan ("MIP") as it exists from year to year. We envision an opportunity of 7.5%-15%-22.5% for threshold-target-maximum performance, respectively. The payout of MIP will depend on APAC meeting its budgeted financial performance and you meeting your individual and team performance goals that will be established each year between you and the executive to whom you report.

  5.
  You will be a participant in APAC's annual Sales Cash Plan as it exists from year to year (copy enclosed).

  6.
  You will be entitled to paid vacation of four (4) weeks and will also be entitled to participate in all employee benefit plans and programs extended to employees at the executive level (Benefits Summary enclosed).

  7.
  You will be extended the privileges available to Group Vice President level employees under the terms of the corporate membership to The Glen Club.

  8.
  Subject to the approval of the Compensation Committee, you will be granted options to purchase 50,000 shares of APAC stock at an exercise price equal to the mean between the high and low prices at which APAC's common stock trades on the day such approval is rendered, as reported by Bloomberg Financial Markets. These options will vest at the rate of 25% per year during the first four years of your employment. A copy of our standard option agreement is provided for your review.

  9.
  Upon joining the company, you will receive an Employment Security Agreement, which outlines additional cash compensation protection in the event of "Change in Control" of the Company (draft copy enclosed).

  10.
  A Restrictive Covenant Agreement is attached for your signature.

  11.
  Except for (1.) your termination of employment in connection with a "Change in Control" as defined in the Employment Security Agreement referenced above or (2.) your termination of employment by APAC "for cause" (defined as "(i) gross misconduct or gross negligence in the performance of your employment duties; (ii) willful disobedience by you of the lawful directions received from the Company or from the person to whom you directly report or of established policies of the Company; or (iii) commission by you of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company"), and provided you sign a then-current Waiver & Release Agreement, APAC will pay you severance equal to the monthly amount of your then-current Base Salary during each of the following nine (9) months following such termination. Severance payments will be made in accordance with either this agreement or the prevailing change of control agreement, whichever is more advantageous to you; but in no event will severance payments be made under both agreements. Such payments will be made on APAC's customary payroll dates in installments equal to your regular biweekly salary, less all applicable withholding taxes.

  12.
  This offer is extended contingent upon receipt of satisfactory references and adequate results of a background investigation.

Andy, we are excited about you joining APAC, and look forward to your joining the team. If you have any questions in the interim, please don't hesitate to contact me.

Sincerely,

APAC CUSTOMER SERVICES, INC.

Steven A. Shlensky
Senior Vice President, Human and Corporate Development

SAS/kbo

cc:
T. Schwartz
C. Corkery

ACCEPTED BY:
/s/ Andrew J. Bosko	10/3/02

Andrew J. Bosko	(Date)

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  Exhibit 10.8